Bunge Reports Fourth Quarter and Full-Year 2024 Results
St. Louis, MO - February 5, 2025 - Bunge Global SA (NYSE: BG) today reported fourth quarter and full-year 2024 results.
•Full-year GAAP diluted EPS of $7.99 vs. $14.87 in the prior year; $9.19 vs. $13.66 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•Q4 GAAP diluted EPS of $4.36 vs. $4.18 in the prior year; $2.13 vs. $3.70 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•In Agribusiness lower Processing results partially offset by higher Merchandising
•Lower Refined and Specialty Oils results primarily driven by North America
•In late stages of regulatory processes for Viterra and CJ Selecta
•Made substantial progress during FY24 on growth investments and strategic partnerships as well as the divestiture of the sugar & bioenergy joint venture
•Repurchased $500 million of shares during Q4, bringing the YTD total to $1.1 billion

➢	Overview

Greg Heckman, Bunge’s Chief Executive Officer, commented, “Our team closed out a year of significant achievements for Bunge. We made great progress on integration planning for our announced combination with Viterra and, having received the vast majority of regulatory approvals, we expect to close the transaction soon. We continued to make productivity improvements from our investments in the business while returning significant capital to shareholders. And we took meaningful steps in sustainability by achieving our 100% traceability and monitoring targets in Brazil.

"While we didn't end the year as we expected and our forward visibility is limited by the increased geopolitical uncertainty, we are confident that the work we've done to further strengthen our business will allow us to continue to create value for all stakeholders. We look forward to using our more diverse platform across crops and geographies to connect farmers to consumers to deliver essential food, feed and fuel to the world."

➢	Financial Highlights

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2024	2023	2024	2023
Net income attributable to Bunge	$602	$616	$1,137	$2,243
Net income per share-diluted (7)	$4.36	$4.18	$7.99	$14.87

Mark-to-market timing differences (a)	$(1.25)	$(1.08)	$0.72	$(2.36)
Certain (gains) & charges (b)	(0.98)	0.60	0.48	1.15
Adjusted Net income per share-diluted (c) (7)	$2.13	$3.70	$9.19	$13.66

Core Segment EBIT (c) (d)	$734	$1,043	$2,171	$3,717
Mark-to-market timing differences (a)	(180)	(216)	163	(477)
Certain (gains) & charges (b)	(6)	54	13	25
Adjusted Core Segment EBIT (c)	$548	$881	$2,347	$3,265

Corporate and Other EBIT (c)(e)	$(173)	$(131)	$(594)	$(548)
Certain (gains) & charges (b)	59	48	244	150
Adjusted Corporate and Other EBIT (c)	$(114)	$(83)	$(350)	$(398)

Non-core Segment EBIT (c) (f)	$206	$39	$215	$164
Certain (gains) & charges (b)	(195)	—	(195)	—
Adjusted Non-core Segment EBIT (c)	$11	$39	$20	$164

Total EBIT (c)	$767	$951	$1,792	$3,333
Mark-to-market timing differences (a)	(180)	(216)	163	(477)
Certain (gains) & charges (b)	(142)	102	62	175
Adjusted Total EBIT (c)	$445	$837	$2,017	$3,031

(a)Mark-to-market timing impact of certain commodity and freight contracts, readily marketable inventories ("RMI"), and related hedges associated with committed future operating capacity and sales. See note 3 in the Additional Financial Information section of this release for details.
(b)Certain (gains) & charges included in Total EBIT and Net income attributable to Bunge. See Additional Financial Information for details.
(c)Core Segment EBIT, Adjusted Core Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Non-core Segment EBIT, Adjusted Non-core Segment EBIT, Total EBIT, Adjusted Total EBIT, and Adjusted Net income per share-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge's website.
(d)Core Segment earnings before interest and tax ("Core Segment EBIT") comprises the aggregate earnings before interest and tax (“EBIT”) of Bunge’s Agribusiness, Refined and Specialty Oils and Milling reportable segments, and excludes Bunge's Sugar & Bioenergy reportable segment and Corporate and Other activities.
(e)Corporate and Other includes salaries and overhead for corporate functions that are not allocated to the Company’s individual reporting segments, as well as certain other activities including Bunge Ventures, the Company's captive insurance activities, and accounts receivable securitization activities.
(f)Non-core Segment EBIT comprises Bunge’s Sugar & Bioenergy reportable segment EBIT, which reflects Bunge's share of the results of its previously owned 50/50 joint venture with BP p.l.c. On October 1, 2024, we completed the sale of our 50% interest in BP Bunge Bioenergia to BP Biofuels Brazil Investment Limited.

➢	Fourth Quarter and Full-Year 2024 Results
Core Segments
Agribusiness

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Volumes (in thousand metric tons)	19,965	20,522	80,628	76,019

Net Sales	$9,909	$10,955	$38,598	$42,764

Gross Profit	$779	$871	$1,914	$3,321

Selling, general and administrative expense	$(151)	$(164)	$(603)	$(592)

Foreign exchange gains (losses) - net	$(90)	$77	$(171)	$—

EBIT attributable to noncontrolling interests	$(23)	$(41)	$(9)	$(70)

Other income (expense) - net	$38	$72	$226	$126

Income (loss) from affiliates	$10	$20	$(56)	$1

Segment EBIT	$563	$835	$1,301	$2,786
Mark-to-market timing differences	(193)	(233)	201	(497)
Certain (gains) & charges	(6)	37	13	8
Adjusted Segment EBIT	$364	$639	$1,515	$2,297

Processing (2)

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Processing EBIT	$422	$834	$943	$2,487
Mark-to-market timing differences	(180)	(278)	247	(559)
Certain (gains) & charges	(1)	37	18	19
Adjusted Processing EBIT	$241	$593	$1,208	$1,947

Higher soy crush results in Europe and Asia were more than offset by lower results in North America and South America, as well as European softseeds. Results in the quarter included a business interruption insurance recovery of $38 million related to our Ukrainian operations.

Merchandising (2)

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Merchandising EBIT	$141	$1	$358	$299
Mark-to-market timing differences	(13)	45	(46)	62
Certain (gains) & charges	(5)	—	(5)	(11)
Adjusted Merchandising EBIT	$123	$46	$307	$350
Higher results were driven by improved performances in our financial services, ocean freight and global grains businesses, more than offsetting lower results in global oils. Results included a business interruption insurance recovery of $14 million related to our Ukrainian operations.

Refined & Specialty Oils

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Volumes (in thousand metric tons)	2,305	2,272	9,134	8,908

Net Sales	$3,252	$3,513	$12,771	$14,603

Gross Profit	$275	$342	$1,287	$1,369

Selling, general and administrative expense	$(113)	$(134)	$(416)	$(425)

Foreign exchange gains (losses) - net	$1	$(1)	$(20)	$7

EBIT attributable to noncontrolling interests	$(4)	$(4)	$(35)	$(21)

Other income (expense) - net	$(11)	$(15)	$(57)	$(65)

Segment EBIT	$148	$188	$759	$865
Mark-to-market timing differences	12	7	(20)	1
Certain (gains) & charges	—	17	—	17
Adjusted Segment EBIT	$160	$212	$739	$883

Refined & Specialty Oils Summary

Lower results in North America were primarily due to the combination of a more balanced supply and demand environment and uncertainty related to U.S. biofuel policies. While results in Europe, South America and Asia were also down due to lower margins, the variances were much narrower.

Milling

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Volumes (in thousand metric tons)	897	836	3,703	3,391

Net Sales	$366	$412	$1,555	$1,896

Gross Profit	$49	$46	$218	$167

Selling, general and administrative expense	$(23)	$(25)	$(97)	$(95)

Other income (expense) - net	$(2)	$(2)	$(6)	$(7)

Segment EBIT	$23	$20	$111	$66
Mark-to-market timing differences	1	10	(18)	19
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$24	$30	$93	$85

Milling Summary

Higher results in North America were more than offset by lower results in South America.

Corporate and Other

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Gross Profit	$(22)	$(7)	$(29)	$(18)

Selling, general and administrative expense	$(164)	$(172)	$(658)	$(602)

Foreign exchange gains (losses) - net	$2	$7	$5	$12

Other income (expense) - net	$9	$39	$83	$73

Income (loss) from affiliates	$—	$—	$1	$(17)

Corporate and Other EBIT	$(173)	$(131)	$(594)	$(548)
Certain (gains) & charges	59	48	244	150
Adjusted Corporate and Other EBIT	$(114)	$(83)	$(350)	$(398)

Corporate

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Corporate EBIT	$(164)	$(167)	$(626)	$(548)
Certain (gains) & charges	59	48	244	114
Adjusted Corporate EBIT	$(105)	$(119)	$(382)	$(434)
Other

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Other EBIT	$(9)	$36	$32	$—
Certain (gains) & charges	—	—	—	36
Adjusted Other EBIT	$(9)	$36	$32	$36

Corporate and Other Summary

The decrease in Corporate expenses was primarily driven by lower performance-based compensation and various project related expenses. Lower Other results were related to our captive insurance and securitization programs and Bunge Ventures.

Non-core Segments

Sugar & Bioenergy

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Net Sales	$—	$43	$130	$235

Gross Profit	$—	$2	$3	$6

Other income (expense) - net	$196	$—	$196	$2

Income (loss) from affiliates	$10	$38	$18	$157

Segment EBIT	$206	$39	$215	$164
Certain (gains) & charges	(195)	—	(195)	—
Adjusted Segment EBIT	$11	$39	$20	$164

Sugar & Bioenergy Summary

Lower results reflect only one month of income due to the recent sale of our interest in the sugar & bioenergy joint venture.

Cash Flow

	Year Ended
(US$ in millions)	Dec 31, 2024	Dec 31, 2023
Cash provided by (used for) operating activities	$1,900	$3,308
Certain reconciling items to Adjusted funds from operations (4)	(218)	(842)
Adjusted funds from operations (4)	$1,682	$2,466
Cash provided by operations during the year was $1,900 million compared to $3,308 million in the prior year. The reduction of cash provided by operating activities was primarily driven by lower reported net income and net changes in working capital. Adjusted funds from operations (FFO) was $1,682 million compared to $2,466 million in the prior year.(4)

Income Taxes
The decrease in income tax expense for both the quarter and full year was primarily due to lower pre-tax income and earnings mix. Adjusting for notable items and mark-to-market timing differences, the full year adjusted effective income tax rate was approximately 23% for both the current and prior year.(5)

➢	Outlook(6)
Taking into account the current margin and macro environment and forward curves, we are forecasting full-year 2025 adjusted EPS of approximately $7.75. This forecast excludes announced acquisitions that are expected to close during the year.

In Agribusiness, full-year results are forecasted to be down from last year due to lower results in Processing where higher results in South America are expected to be more than offset by lower results in North America and European softseeds. Results in Merchandising are forecasted to be down slightly from last year.

In Refined and Specialty Oils, full-year results are expected to be down from last year primarily driven by a more balanced supply and demand environment in North America.

In Milling, full-year results are expected to be up from last year.

In Corporate and Other, full-year results are expected to be up from last year.

Additionally, the Company expects the following for 2025: an adjusted annual effective tax rate in the range of 21% to 25%; net interest expense in the range of $250 to $280 million; capital expenditures in the range of $1.5 to $1.7 billion; and depreciation and amortization of approximately $490 million.

➢	Conference Call and Webcast Details
Bunge Global SA’s management will host a conference call at 8:00 a.m. Eastern (7:00 a.m. Central) on Wednesday, February 5, 2025 to discuss the Company’s results.
Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.
To access the webcast, go to “Events and presentations” under “News & Events” in the “Investor Center” section of the Company’s website. Select “Q4 2024 Bunge Global SA Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

To listen to the call, please dial 1 (844) 735-3666. If you are located outside the United States or Canada, dial +1 (412) 317-5706. Please dial in five to 10 minutes before the scheduled start time. The call will also be webcast live at www.bunge.com.

A replay of the call will be available later in the day on February 5, 2025, continuing through March 5, 2025. To listen to it, please dial 1 (877) 344-7529 in the United States, 1 (855) 669-9658 in Canada, or 1 (412) 317-0088 in other locations. When prompted, enter confirmation code 6384373.

➢	About Bunge
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to strengthen global food security, increase sustainability where we operate, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to develop tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company has its registered office in Geneva, Switzerland and its corporate headquarters in St. Louis, Missouri. We have approximately 23,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.

➢	Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, U.S. Securities and Exchange Commission ("SEC") filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	Cautionary Statement Concerning Forward Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward looking statements to encourage companies to provide prospective information to investors. This press release includes forward looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. Forward looking statements include all statements that are not historical in nature. We have tried to identify these forward looking statements by using words including "may," "will," "should," "could," "expect," "anticipate," "believe," "plan," "intend," "estimate," "continue" and similar expressions. These forward looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. The following factors, among others, could cause actual results to differ from these forward looking statements:

•the impact on our employees, operations, and facilities from the war in Ukraine and the resulting economic and other sanctions imposed on Russia, including the impact on us resulting from the continuation and/or escalation of the war and sanctions against Russia;
•the effect of weather conditions and the impact of crop and animal disease on our business;
•the impact of global and regional economic, agricultural, financial and commodities market, political, social and health conditions;
•changes in government policies and laws affecting our business, including agricultural and trade policies, financial markets regulation and environmental, tax and biofuels regulation;
•the impact of seasonality;
•the impact of government policies and regulations;
•the outcome of pending regulatory and legal proceedings;
•our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances, including without limitation Bunge’s pending business combination with Viterra Limited (“Viterra”);
•the impact of industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products that we sell and use in our business, fluctuations in energy and freight costs and competitive developments in our industries;
•the effectiveness of our capital allocation plans, funding needs and financing sources;
•the effectiveness of our risk management strategies;
•operational risks, including industrial accidents, natural disasters, pandemics or epidemics, wars and cybersecurity incidents;
•changes in foreign exchange policy or rates;
•the impact of our dependence on third parties;
•our ability to attract and retain executive management and key personnel; and
•other factors affecting our business generally.

The forward looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward looking statements to reflect subsequent events or circumstances.

You should refer to "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 22, 2024.

Investor Contact: Ruth Ann Wisener Bunge Global SA 636-292-3014 ruthann.wisener@bunge.com	Media Contact: Bunge News Bureau Bunge Global SA 636-292-3022 news@bunge.com

➢	Additional Financial Information
Certain gains and (charges), quarter-to-date
The following tables provide a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and EBIT for the three month periods ended December 31, 2024 and 2023.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted (7)		EBIT
Quarter Ended December 31,	2024	2023	2024	2023	2024	2023

Core Segments:	$5	$(40)	$0.03	$(0.27)	$6	$(54)
Agribusiness	$5	$(28)	$0.03	$(0.19)	$6	$(37)
Ukraine-Russia War	5	—	0.03	—	6	—
Fixed asset impairment	—	(28)	—	(0.19)	—	(37)

Refined and Specialty Oils	$—	$(12)	$—	$(0.08)	$—	$(17)
Discontinued trademarks	—	(12)	—	(0.08)	—	(17)

Milling	$—	$—	$—	$—	$—	$—

Corporate and Other:	$(58)	$(49)	$(0.41)	$(0.33)	$(59)	$(48)
Acquisition and integration costs	(58)	(49)	(0.41)	(0.33)	(59)	(48)

Non-core Segment:	$188	$—	$1.36	$—	$195	$—
Sugar & Bioenergy	$188	$—	$1.36	$—	$195	$—
Gain on sale of equity method investment	188	—	1.36	—	195	—

Total	$135	$(89)	$0.98	$(0.60)	$142	$(102)
See Definition and Reconciliation of Non-GAAP Measures.

Core Segments
Agribusiness
EBIT for the quarter ended December 31, 2024 included $6 million in insurance recoveries, in Cost of goods sold, related to certain previously damaged property as a result of the Ukraine-Russia war.
EBIT for the quarter ended December 31, 2023 included a $37 million fixed asset impairment charge in North America recorded in Cost of goods sold.
Refined and Specialty Oils
EBIT for the quarter ended December 31, 2023 included accelerated amortization charges of $17 million, at Bunge's 80% share, in SG&A, primarily related to the discontinuance of the Loders Croklaan trademark.
Corporate and Other
The following is a summary of acquisition and integration costs related to the announced business combination agreement with Viterra recorded in the Company's Consolidated Statements of Income (Loss).

	Quarter Ended December 31,
(US$ in millions)	2024	2023
Selling, general and administrative expenses	$(47)	$(48)
Interest expense	(4)	(4)
Other income (expense) — net	(12)	—
Income tax (expense) benefit	5	3
Net income (loss)	$(58)	$(49)
Non-core Segment
Sugar & Bioenergy
EBIT for the quarter ended December 31, 2024 included a $195 million gain on the sale of Bunge's 50% ownership share in BP Bunge Bioenergia, recorded in Other income (expense) - net.

Certain gains and (charges), year-to-date

The following tables provide a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and EBIT for the years ended December 31, 2024 and 2023.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted (7)		EBIT
Year Ended December 31,	2024	2023	2024	2023	2024	2023

Core Segments:	$(14)	$(15)	$(0.10)	$(0.10)	$(13)	$(25)
Agribusiness	$(14)	$(3)	$(0.10)	$(0.02)	$(13)	$(8)
Impairment of equity method investment	(19)	—	(0.13)	—	(19)	—
Ukraine-Russia War	5	25	0.03	0.17	6	29
Fixed asset impairment	—	(28)	—	(0.19)	—	(37)

Refined and Specialty Oils	$—	$(12)	$—	$(0.08)	$—	$(17)
Discontinued trademarks	—	(12)	—	(0.08)	—	(17)

Milling	$—	$—	$—	$—	$—	$—

Corporate and Other:	$(243)	$(158)	$(1.70)	$(1.05)	$(244)	$(150)
Acquisition and integration costs	(243)	(122)	(1.70)	(0.81)	(244)	(114)
Impairment of equity method and other investments	—	(36)	—	(0.24)	—	(36)

Non-core Segment:	$188	$—	$1.32	$—	$195	$—
Sugar & Bioenergy	$188	$—	$1.32	$—	$195	$—
Gain on sale of equity method investment	188	—	1.32	—	195	—

Total	$(69)	$(173)	$(0.48)	$(1.15)	$(62)	$(175)
See Definition and Reconciliation of Non-GAAP Measures.

Core Segments
Agribusiness
EBIT for the year ended December 31, 2024 included a $19 million impairment charge, in Income (loss) from affiliates, related to a minority investment in North America.
EBIT for the year ended December 31, 2024 included $6 million in insurance recoveries, in Cost of goods sold, related to certain previously damaged property as a result of the Ukraine-Russia war.
EBIT for the year ended December 31, 2023 included mark-to-market gain of $29 million, in Cost of goods sold, related to inventory recovered from our Mykolaiv and other facilities in Ukraine. The circumstances allowing for recovery of these inventories did not exist and were unforeseeable when the inventory reserves were initially recorded in 2022 in conjunction with the Ukraine-Russia war.
EBIT for the year ended December 31, 2023 included a $37 million fixed asset impairment charge in North America recorded in Cost of goods sold.
Refined and Specialty Oils
EBIT for the year ended December 31, 2023 included accelerated amortization charges of $17 million, at Bunge's 80% share, in SG&A, primarily related to the discontinuance of the Loders Croklaan trademark.
Corporate and Other
The following is a summary of acquisition and integration costs related to the announced business combination agreement with Viterra recorded in the Company's Consolidated Statements of Income (Loss).

	Year Ended December 31,
(US$ in millions)	2024	2023
Cost of goods sold	$(5)	$—
Selling, general and administrative expenses	(227)	(114)
Interest expense	(17)	(16)
Other income (expense) — net	(12)	—
Income tax (expense) benefit	18	8
Net income (loss)	$(243)	$(122)
EBIT for the year ended December 31, 2023 included a $20 million impairment charge, in Other Income (expense) - net, related to the full impairment of a long-term investment held in Other non-current assets.
EBIT for the year ended December 31, 2023 included a $16 million impairment charge, in Income (loss) from affiliates, related to a minority investment in Australian Plant Proteins, a start-up manufacturer of novel protein ingredients.
Non-core Segment
Sugar & Bioenergy
EBIT for the year ended December 31, 2024 included a $195 million gain on the sale of Bunge's 50% ownership share in BP Bunge Bioenergia, recorded in Other income (expense) - net.

➢	Consolidated Earnings Data (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2024	2023	2024	2023
Net sales	$13,542	$14,936	$53,108	$59,540
Cost of goods sold	(12,461)	(13,682)	(49,715)	(54,695)
Gross profit	1,081	1,254	3,393	4,845
Selling, general and administrative expenses	(451)	(495)	(1,776)	(1,715)
Foreign exchange (losses) gains - net	(88)	84	(189)	20
Other income (expense) – net	230	94	442	129
Income (loss) from affiliates	20	57	(38)	140
EBIT attributable to noncontrolling interest (a) (1)	(25)	(43)	(40)	(86)
Total EBIT	767	951	1,792	3,333
Interest income	51	27	163	148
Interest expense	(113)	(142)	(471)	(516)
Income tax (expense) benefit	(100)	(219)	(336)	(714)
Noncontrolling interest share of interest and tax (a) (1)	(3)	(1)	(11)	(8)
Net income (loss) attributable to Bunge (1)	$602	$616	$1,137	$2,243

Net income (loss) attributable to Bunge shareholders - diluted (7)	$4.36	$4.18	$7.99	$14.87
Weighted–average shares outstanding - diluted (7)	138	147	142	151

(a) The line items "EBIT attributable to noncontrolling interest" and "Noncontrolling interest share of interest and tax" when combined, represent consolidated Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests on a U.S. GAAP basis of presentation.

➢	Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
(US$ in millions)	2024	2023
Assets
Cash and cash equivalents	$3,311	$2,602
Trade accounts receivable, net	2,148	2,592
Inventories (a)	6,491	7,105
Other current assets	4,008	4,051
Total current assets	15,958	16,350
Property, plant and equipment, net	5,254	4,541
Operating lease assets	932	926
Goodwill and other intangible assets, net	774	887
Investments in affiliates	779	1,280
Other non-current assets	1,202	1,388
Total assets	$24,899	$25,372

Liabilities and Equity
Short-term debt	$875	$797
Current portion of long-term debt	669	5
Trade accounts payable	2,777	3,664
Current operating lease obligations	286	308
Other current liabilities	2,828	2,913
Total current liabilities	7,435	7,687
Long-term debt	4,694	4,080
Non-current operating lease obligations	595	566
Other non-current liabilities	1,226	1,224
Total liabilities	13,950	13,557
Redeemable noncontrolling interest	4	1
Total equity	10,945	11,814
Total liabilities, redeemable noncontrolling interest and equity	$24,899	$25,372
(a) Includes RMI of $5,224 million and $5,837 million at December 31, 2024 and 2023, respectively. Of the total RMI, $3,612 million and $4,242 million can be attributable to merchandising activities at December 31, 2024 and 2023, respectively.

➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(US$ in millions)	2024	2023
Operating Activities
Net income (loss) (1)	$1,188	$2,337
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Impairment charges	41	104
Foreign exchange (gain) loss on net debt	174	(281)
Share-based compensation expense	65	69
Depreciation, depletion and amortization	468	451
Deferred income tax expense (benefit)	(10)	(1)
Gain on sale of investments and property, plant and equipment	(205)	(4)
Results from affiliates	19	(157)
Other, net	65	117
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	169	256
Inventories	96	1,518
Secured advances to suppliers	207	(121)
Trade accounts payable and accrued liabilities	(538)	(939)
Advances on sales	51	(140)
Net unrealized (gain) loss on derivative contracts	262	(366)
Margin deposits	36	173
Recoverable and income taxes, net	(242)	202
Marketable securities	(36)	23
Other, net	90	67
Cash provided by (used for) operating activities	1,900	3,308
Investing Activities
Payments made for capital expenditures	(1,376)	(1,122)
Proceeds from investments	887	49
Payments for investments	(1,285)	(69)
Settlement of net investment hedges	71	(64)
Proceeds from beneficial interest in securitized trade receivables	—	87
Proceeds from sales of businesses and property, plant, and equipment	8	170
Payments for investments in affiliates	(61)	(136)
Proceeds from sale of investments in affiliates	728	—
Other, net	(86)	76
Cash provided by (used for) investing activities	(1,114)	(1,009)
Financing Activities
Net proceeds (repayments) of short-term debt	124	398
Net proceeds (repayments) of long-term debt	1,292	(168)
Debt issuance costs	(24)	(30)
Repurchases of registered or common shares	(1,100)	(600)
Dividends paid to registered or common shareholders	(378)	(383)
Contributions from (Return of capital to) noncontrolling interest	53	56
Settlement of cross currency swap	—	(79)
Other, net	(57)	(50)
Cash provided by (used for) financing activities	(90)	(856)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	9	28
Net increase (decrease) in cash and cash equivalents and restricted cash	705	1,471
Cash and cash equivalents, and restricted cash - beginning of period	2,623	1,152
Cash and cash equivalents, and restricted cash - end of period	$3,328	$2,623

➢	Definition and Reconciliation of Non-GAAP Measures
This earnings release contains certain "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.
Total EBIT and Adjusted Total EBIT
Bunge uses earnings before interest and tax (“EBIT”) to evaluate the operating performance of its individual reportable segments as well as Corporate and Other results. Total EBIT excludes EBIT attributable to noncontrolling interests. Bunge also uses Core Segment EBIT, Non-core Segment EBIT, Corporate and Other EBIT and Total EBIT to evaluate the operating performance of Bunge’s Core reportable segments, Non-core reportable segments and Total reportable segments together with Corporate and Other activities. Core Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Agribusiness, Refined and Specialty Oils, and Milling segments. Non-core Segment EBIT is the earnings before interest and taxes of Bunge’s Sugar & Bioenergy segment. Total EBIT is the aggregate of the earnings before interest and taxes of Bunge’s Core and Non-core reportable segments, together with its Corporate and Other activities.
Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, Adjusted Corporate and Other EBIT and Adjusted Total EBIT, are calculated by excluding temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, from Core Segment EBIT, Non-Core Segment EBIT, Corporate and Other EBIT, and Total EBIT, respectively.
Core Segment EBIT, Non-core Segment EBIT, Corporate and Other EBIT, Total EBIT, Adjusted Core Segment EBIT, Adjusted Non-core Segment EBIT, Adjusted Corporate and Other EBIT and Adjusted Total EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge's management believes these non-GAAP measures are a useful measure of its operating profitability, since the measures allow for an evaluation of performance without regard to financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge's industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to Net income (loss) or any other measure of consolidated operating results under U.S. GAAP.
Net income (loss) attributable to Bunge to Adjusted Net income (loss) attributable to Bunge
Adjusted Net Income (loss) excludes temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, and is a non-GAAP financial measure. This measure is not a measure of Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to Net Income (loss) attributable to Bunge, Net Income (loss), or any other measure of consolidated operating results under U.S. GAAP.  Bunge's management believes Adjusted Net income (loss) is a useful measure of the Company's profitability.
We also have presented projected Adjusted Net income per share for 2025. This information is provided only on a non-GAAP basis without reconciliation to projected Net Income per share for 2025, the most directly comparable U.S. GAAP measure. The most directly comparable U.S. GAAP measure has not been provided due to the inability to quantify certain amounts necessary for such reconciliation, including but not limited to potentially significant future market price movements over the remainder of the year.

Below is a reconciliation of Net income (loss) attributable to Bunge, to Total EBIT, and Adjusted Total EBIT:

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions)	2024	2023	2024	2023
Net income (loss) attributable to Bunge	$602	$616	$1,137	$2,243
Interest income	(51)	(27)	(163)	(148)
Interest expense	113	142	471	516
Income tax expense (benefit)	100	219	336	714
Noncontrolling interest share of interest and tax	3	1	11	8
Total EBIT	$767	$951	$1,792	$3,333

Agribusiness EBIT	$563	$835	$1,301	$2,786
Refined and Specialty Oils EBIT	148	188	759	865
Milling EBIT	23	20	111	66
Core Segment EBIT	$734	$1,043	$2,171	$3,717

Corporate and Other EBIT	$(173)	$(131)	$(594)	$(548)

Sugar & Bioenergy EBIT	$206	$39	$215	$164
Non-core Segment EBIT	$206	$39	$215	$164

Total EBIT	$767	$951	$1,792	$3,333
Mark-to-market timing differences	(180)	(216)	163	(477)
Certain (gains) & charges	(142)	102	62	175
Adjusted Total EBIT	$445	$837	$2,017	$3,031
Below is a reconciliation of Net income (loss) attributable to Bunge, to Adjusted Net income (loss) attributable to Bunge:

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2024	2023	2024	2023
Net income (loss) attributable to Bunge	$602	$616	$1,137	$2,243
Adjustment for Mark-to-market timing difference	(172)	(160)	102	(356)
Adjusted for certain (gains) and charges:
Gain on sale of equity method investment	(188)	—	(188)	—
Acquisition and integration costs	58	49	243	122
Impairment of equity method and other investments	—	—	19	36
Ukraine-Russia war	(5)	—	(5)	(25)
Fixed asset impairment	—	28	—	28
Discontinued trademarks	—	12	—	12
Adjusted Net income (loss) attributable to Bunge (a)	$295	$545	$1,308	$2,060
Weighted-average shares outstanding - diluted (b) (7)	138	147	142	151
Adjusted Net income (loss) per share - diluted (7)	$2.13	$3.70	$9.19	$13.66
(a) As of July 1, 2024, Bunge changed its methodology for calculating non-GAAP interim period Adjusted Effective Tax Rate (“Adjusted ETR”), including quarter ended December 31, 2024 results. This change has no impact on Bunge’s methodology for calculating the non-GAAP forecasted and actual annual Adjusted ETR. Therefore, the change had no impact to the year ended December 31, 2024 results. Management believes this methodology is better aligned to interim period US GAAP ETR calculations and reporting, and represents an improvement over the prior method, which calculated tax on items excluded from Adjusted Net Income (loss) attributable to Bunge on a discrete basis in each interim period.
(b) There were less than 1 million anti-dilutive outstanding contingently issuable restricted stock units excluded from the weighted-average number of shares outstanding for the quarters and years ended December 31, 2024 and 2023.

Adjusted Funds From Operations
Adjusted FFO is calculated by excluding from Cash provided by (used for) operating activities, foreign exchange gain (loss) on net debt, working capital changes, net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests, and mark-to-market timing differences after tax. Adjusted FFO is a non-GAAP financial measure and is not intended to replace Cash provided by (used for) operating activities, the most directly comparable U.S. GAAP financial measure. Bunge's management believes the presentation of this measure allows investors to view its cash generating performance using the same measure that management uses in evaluating financial and business performance and trends without regard to foreign exchange gains and losses, working capital changes and mark-to-market timing differences. This non-GAAP measure is not a measure of consolidated cash flow under U.S. GAAP and should not be considered as an alternative to Cash provided by (used for) operating activities, Net increase (decrease) in cash and cash equivalents, and restricted cash, or any other measure of consolidated cash flow under U.S. GAAP.
Adjusted Effective Income Tax Rate
Adjusted effective income tax rate is calculated by adding or deducting from effective income tax rate the income tax effect of the non-GAAP adjustments made to Net income (loss) attributable to Bunge used to calculate Adjusted net income (loss) attributable to Bunge; see “Net income (loss) attributable to Bunge to Adjusted Net Income (loss) attributable to Bunge” above. These non-GAAP adjustments are presented on a pre-tax basis. Adjusted effective income tax rate is a non-GAAP financial measure and is not intended to replace effective income tax rate, the most directly comparable U.S. GAAP financial measure. Bunge's management believes that presenting the Adjusted effective income tax rate allows investors to consider the effective income tax rate associated with Bunge’s core operations. We have also presented projected adjusted effective income tax rate for 2025. This information is provided without reconciliation to projected effective income tax rate for 2025, the most directly comparable U.S. GAAP measure, due to the inability to quantify the amounts necessary to calculate projected net income per share, as described above. These amounts could result in significant adjustments from projected effective income tax rate for 2025.

➢	Notes
(1)    A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:

	Quarter ended December 31,		Year Ended December 31,
(US$ in millions)	2024	2023	2024	2023
Net income (loss) attributable to Bunge	$602	$616	$1,137	$2,243
EBIT attributable to noncontrolling interest	25	43	40	86
Noncontrolling interest share of interest and tax	3	1	11	8
Net income (loss)	$630	$660	$1,188	$2,337

(2)    The Processing business included in our Agribusiness segment consists of: global oilseed processing activities, which principally include the origination and crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the distribution of oilseeds, oilseed products and fertilizer products through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); fertilizer production; and biodiesel production, which is partially conducted through joint ventures.
The Merchandising business included in our Agribusiness segment primarily consists of: global grain origination activities, which principally include the purchasing, cleaning, drying, storing and handling of corn, wheat and barley at our network of grain elevators; global trading and distribution of grains and oils; logistical services for the distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities, and other third parties.
(3)    Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, RMI, and related futures contracts associated with our committed future operating capacity and sales. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically-hedged position, is not representative of the operating performance of our business.
(4)    A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations (FFO) is as follows:

	Year Ended December 31,
(US$ in millions)	2024	2023
Cash provided by (used for) operating activities	$1,900	$3,308
Foreign exchange gain (loss) on net debt	(174)	281
Working capital changes	(95)	(673)
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(51)	(94)
Mark-to-market timing difference, after tax	102	(356)
Adjusted FFO	$1,682	$2,466
(5)    A reconciliation of the U.S. GAAP effective income tax rate ("ETR") to the Adjusted effective income tax rate is as follows:

	Year Ended December 31,
(US$ in millions)	2024	2023
U.S. GAAP ETR - Net income	22.1%	23.4%
Impact of noncontrolling interest	0.4%	0.6%
U.S. GAAP ETR - Net income attributable to Bunge	22.5%	24.0%
Impact of Mark-to-market timing differences	1.5%	(0.4)%
Impact of Certain gains and (charges)	(0.6)%	(0.9)%
Adjusted effective income tax rate	23.4%	22.7%
(6)    We have not presented a comparable U.S. GAAP financial measure for any full-year 2025 outlook financial measures presented on an adjusted, non-GAAP basis because the information necessary for such presentation is unavailable at this time. The information necessary to prepare the comparable U.S. GAAP presentation could result in significant differences from the non-GAAP financial measures presented in this release. Please see “Definition and Reconciliation of Non-GAAP Measures” for more information.

(7)    On November 1, 2023, Bunge Global SA completed the change of its jurisdiction of incorporation of its group holding company from Bermuda to Switzerland (the “Redomestication”). The Redomestication, which was approved by Bunge Limited shareholders on October 5, 2023, was effected pursuant to a scheme of arrangement under Bermuda law. Each common share of Bunge Limited was cancelled in exchange for an equal number and par value of registered shares of Bunge Global SA (the “registered shares”). References to the terms "share," "common share," or "registered share" refer to Bunge Limited common shares prior to the Redomestication and Bunge Global SA registered shares after the Redomestication, unless otherwise specified.